UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):  November 21, 2002


                           BIOANALYTICAL SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)



            Indiana                       0-23357                35-1345024
(State or other jurisdiction of   (Commission File Number)    (I.R.S. Employer
 incorporation or organization)                              Identification No.)


              2701 KENT AVE
         WEST LAFAYETTE, INDIANA                                 47906-1382
(Address of principal executive offices)                         (Zip Code)


     Registrant's telephone number, including area code: (765) 463-4527

Item 5.  Other Events.

     Bioanalytical Systems, Inc. ("BAS") and PharmaKinetics Laboratories, Inc. ("PKLB") entered into a second amendment, dated as of November 21, 2002, to the agreement of merger by and among BAS, PKLB and PI Acquisition Corp. dated as of June 20, 2002, as amended by a first amendment dated as of July 24, 2002.

     The second amendment, dated as of November 21, 2002, provides for the cancellation of certain shares of PKLB held by BAS upon consummation of the merger, makes additions to and modifies the termination rights granted to the parties in the merger agreement, and modifies the merger consideration payable to the holders of PKLB Class A Convertible Preferred Stock. First, the amendment provides that all shares of common stock of PKLB held by BAS will be canceled automatically as of the effective time of the merger. BAS does not currently hold any PKLB common stock, however, BAS has been granted the right to convert outstanding debt owed to it by PKLB into PKLB common shares upon the occurrence of certain conditions. The amendment further provides that BAS will have the right to terminate the merger agreement in the event that any holders of PKLB Class A Convertible Preferred Stock exercise their conversion rights prior to the effective time of the merger and in the event that PKLB is unable to obtain a waiver from the holders of PKLB Class B Convertible Preferred Stock of such holders' anti-dilution rights triggered by the grant of the conversion right to BAS. The amendment also extends the date upon which the parties will have the right to terminate the merger agreement if the merger has not been consummated from December 31, 2002 to March 31, 2003. Finally, the amendment modifies the merger consideration payable to the holders of PKLB Class A Convertible Preferred Stock by reducing the principal amount of the 6% Subordinated Convertible Note such holders will receive in the merger from $6.00 per Class A Convertible Preferred share (approximately $5 million in the aggregate) to $4.80 per share (approximately $4 million in the aggregate) and modifies the form of the 6% Subordinated Convertible Note to insert certain subordination provisions required by BAS's lender. All other terms of the merger agreement remain in effect.

     On November 14, 2002, PKLB executed a Secured Convertible Revolving Note (the "Note") in the principal amount of up to $925,000 (presently approximately $668,500 in the aggregate) to BAS to replace the existing notes payable to BAS and to allow the Company to borrow additional amounts from BAS. The Note carries an annual interest rate of 8% and is due May 1, 2003. PKLB Limited Partnership has guaranteed the repayment of the Note to BAS and has pledged the real property located at 302 W. Fayette Street, Baltimore, Maryland to BAS as security for its guaranty. The loans provided for by the Note are secured by a security interest in favor of BAS in all of the assets of PKLB.

     The conversion rate of the PKLB Class B Preferred Stock may be affected by the issuance of the Note. Upon the waiver by the sole holder of the PKLB Class B Convertible Preferred Stock of this adjustment to the conversion rate of the PKLB Class B Preferred Stock, the outstanding principal amount of the Note will be convertible by BAS at any time into PKLB common stock at a price of $0.1585 per PKLB common share (the "Conversion Price"). The Conversion Price is the average of the closing prices for PKLB common stock as reported by Nasdaq for the twenty (20) trading days ending on November 8, 2002. PKLB is in the process of attempting to obtain such the waiver.



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

     The conversion rate of the PKLB Class A Preferred Stock will also be affected by the convertibility of the Note. Thus, BAS and PKLB have amended the Merger Agreement to allow BAS to terminate the Merger Agreement in the event that any of the holders of the Class A Convertible Preferred Stock exercise their conversion rights prior to the consummation of the merger.

     If the conditions to conversion are satisfied, BAS intends to convert the Secured Convertible Revolving Note prior to the record date of the PKLB special meeting of shareholders being held to approve the merger. BAS expects that the conversion of the Note will result in BAS owning a number of PKLB common shares in excess of the number required to approve the proposed merger on behalf of the class of common shares. BAS intends to vote its shares for the adoption of the Merger Agreement in order to ensure approval of the merger.

     BAS has filed with the Securities and Exchange Commission a preliminary Registration Statement on Form S-4 relating to the proposed merger. The Form S-4 contains a preliminary prospectus of BAS relating to the shares to be issued in the merger and a preliminary proxy statement of PKLB relating to the special meeting of shareholders of PKLB at which the merger will be considered and voted upon by its shareholders. Investors and security holders are urged to read the definitive proxy statement/prospectus when it becomes available and any other relevant documents filed with the Securities and Exchange Commission before making any investment decisions. Investors and security holders may obtain a free copy of the definitive proxy statement/final prospectus (when it becomes available) and other documents filed by BAS and PKLB with the Securities and Exchange Commission at the Commission's website at www.sec.gov. The definitive proxy statement/final prospectus and other documents filed by PKLB with the Securities and Exchange Commission may also be obtained free of charge from PKLB by requesting a copy in writing from PharmaKinetics Laboratories, Inc., 302 W. Fayette Street, Baltimore, Maryland 21201, Attention: Chief Financial Officer, or by telephone at (410) 385-4500.


Item 7. Financial Statements and Exhibits.

     The following exhibits are filed as a part of this report:

     (a) Not Applicable

     (b) Not Applicable

     (c) Exhibits

          10.1 Second Amendment, dated as of November 21, 2002, to the Agreement of Merger by and among PharmaKinetics Laboratories, Inc., Bioanalytical Systems, Inc. and PI Acquisition Corp. dated as of June 20, 2002, as amended by a First Amendment dated as of July 24, 2002

          10.2 Revised Form of 6% Subordinated Convertible Note

          10.3 Secured Convertible Revolving Note


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


SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     BIOANALYTICAL SYSTEMS, INC.
                                     (Registrant)



Date: November 22, 2002              By:  /s/ Peter T. Kissinger
                                          --------------------------------------
                                          Peter T. Kissinger
                                          President and Chief Executive Officer





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